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                                                                        EX-4.2

                       RESOLUTION OF THE OPTION COMMITTEE
                                       OF
                       CERTICOM CORP. (THE "CORPORATION")

     The undersigned, being all of the members of the Option Committee of the Corporation hereby sign the following resolution:

GRANT OF OPTIONS TO U.S. RESIDENT EMPLOYEES

     WHEREAS, a large majority of the Corporation's employees are resident in Canada, and the Corporation's 1997 Stock Option Plan (the "Plan") has therefore been prepared primarily with a view to satisfying applicable Canadian regulatory requirements;

     WHEREAS, the Corporation or subsidiaries of the Corporation may have U.S. resident employees from time to time;

     WHEREAS, the Option Committee, pursuant to its authority under the Corporation's 1997 Stock Option Plan, is desirous of establishing terms that will apply to all grants of options under the Plan to U.S. resident employees of the Corporation or subsidiaries of the Corporation ("U.S. Residents") so as to establish the status of such options for U.S. regulatory purposes; and

     WHEREAS, terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

     NOW THEREFORE, BE IT RESOLVED that:

     1. All Options granted under the Plan to U.S. Residents are intended to qualify as incentive stock options ("Incentive Stock Options") under
Section 422 of the Internal Revenue Code (the "Code"), provided that to the extent that the fair market value of shares with respect to which the Incentive Stock Options (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable by a grantee for the first time during any calendar year exceeds U.S. $100,000, such Options shall be treated as not qualifying under Section 422 of the Code and shall be taxed as non-qualified options.

     2. In the event that a U.S. Resident holds securities possessing more than ten percent of the total combined voting power of all classes of shares of the Corporation, any Options granted to such U.S. Resident under the Plan shall expire not more than five years after the date of the grant and shall have an Option Price of not less than 110% of the Market Price.

     3. All grants of Options under the Plan are subject to the terms of the Plan, and therefore the application of the following provisions of the Plan to grants of Options under the Plan to U.S. Residents is hereby confirmed:

          (a) Section 4 of the Plan sets a fixed limit on the number of Option Shares that may be issued pursuant to the exercise of Options granted under the Plan;
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          (b)  Section 5 of the Plan provides that the Option Price in respect of any Options granted under the Plan shall be the Market Price;

          (c) Section 6(a) of the Plan provides that Options may not have a term in excess of ten years; and

          (d) Section 11 of the Plan provides that Options granted under the Plan are not assignable or transferable.

     4. A U.S. Resident Option holder may exercise Options on a net basis, such that, without payment of any funds of any kind, the U.S. Resident Option holder receives a number of Option Shares equal to the number of Option Shares in respect of which the Option is being exercised times the quotient of (x) the average of the Market Values on the twenty consecutive business days prior to the date of exercise minus the Option Price, and (y) the average of the Market Values on the twenty consecutive business days prior to the date of exercise.

     5. The officers of the Corporation be, and each of them acting alone hereby is, authorized and empowered on behalf of the Corporation and in its name to take or cause to be taken all actions and to execute and deliver all such instruments that the officers of the Corporation, or any of them, approve as necessary or desirable in connection with the foregoing resolution, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by an officer of the Corporation.


Dated as of June 9, 1997.


                                       /s/ Bernard W. Crotty
                                       ---------------------
                                       Bernard W. Crotty


                                       /s/ Philip C. Deck
                                       ---------------------
                                       Philip C. Deck


                                       /s/ Louis E. Ryan
                                       ---------------------
                                       Louis E. Ryan


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